UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2024

ITC HOLDINGS CORP.
(Exact name of registrant as specified in its charter)
Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ms. Apsey

On July 16, 2024, the Board of Directors (the “Board”) of ITC Holdings Corp. (the “Company”) approved the transition of Linda H. Apsey, the Company’s President and Chief Executive Officer, to Chief Executive Officer, effective July 17, 2024 (the “Transition”). In connection therewith, Ms. Apsey’s employment agreement (the “Apsey Employment Agreement”) with the Company, dated December 21, 2012, and amended by that certain letter agreement with the Company, dated October 14, 2016 (the “Prior Letter Agreement”), has been further amended by a letter agreement with the Company, effective as of July 16, 2024 (the “Letter Agreement”). The Letter Agreement, among other related amendments, (i) replaces and supersedes the Prior Letter Agreement, (ii) provides for a new term of employment commencing on July 16, 2024 and expiring on July 16, 2026, such term to be automatically extended each year thereafter for a one-year term, unless either party provides written notice of its intent to terminate the Apsey Employment Agreement at least thirty (30) days prior to the automatic renewal date, and (iii) confirms Ms. Apsey’s compensation previously determined by the Board.

The above description of the Letter Agreement does not purport to be complete. Such description is qualified in its entirety by reference to the Letter Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

Ms. Tanner

Also on July 16, 2024, in connection with the Transition, the Board appointed the Company’s Senior Vice President and Chief Business Officer, Krista K. Tanner, to serve as President of the Company, effective July 17, 2024.

In connection with her appointment, Ms. Tanner entered into an employment agreement (the “Employment Agreement”) with the Company, effective July 17, 2024, the significant terms of which are described herein. Ms. Tanner received an increase in base salary to $535,000, which will be reviewed annually by the Chief Executive Officer of the Company and subject to increase at the Chief Executive Officer’s sole discretion, an annual cash incentive of 100% of base salary, payable upon achievement of performance targets established by the Board pursuant to the terms of the Company’s incentive compensation plan, and an increase in annual long-term incentive plan award to a target of 185% of base salary.

The initial term under the Employment Agreement will expire on July 16, 2026, but will automatically be extended each year thereafter for a one-year term, unless either party provides written notice of its intent to terminate the Employment Agreement at least thirty (30) calendar days prior to the automatic renewal date. Ms. Tanner is also entitled to participate in equity plans, employee benefit and retirement plans, including but not limited to, welfare plans, retiree welfare benefit plans and defined benefit and defined contribution plans. The Company will pay Ms. Tanner certain benefits upon termination of employment, with such rights available at termination dependent on the situation and circumstances surrounding the terminating event.

With respect to Ms. Tanner’s termination of employment, the terms “Cause” and “Good Reason” are used in the Employment Agreement, and are defined as follows:

•Cause means: (A) Ms. Tanner’s continued failure substantially to perform her duties to the satisfaction of the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of fourteen (14) calendar days following written notice by the Company to Ms. Tanner of such failure; (B) theft, dishonesty, falsification of Company records, or conduct amounting to a conflict of interest; (C) conduct that could cause harm to the reputation or standing of the Company or which could impair Ms. Tanner’s ability to perform her duties for the Company; (D) malfeasance or misconduct in connection with Ms. Tanner’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or affiliates, (E) a violation of any material rule, regulation, procedure or policy of the Company; (F) while on Company premises, or while performing her job duties, possessing or using an illegal (under federal or state law) or controlled substance or being under the influence of, or having her performance affected by, an illegal or controlled substance, or by alcohol; or (G) breach of certain confidentiality or non-compete covenants.

•Good reason means: (A) any material reduction in Ms. Tanner’s base salary; (B) any material breach by the Company of the Employment Agreement; (C) any material reduction in the status, position or responsibilities of Ms. Tanner; (D) the long-term assignment of duties that are materially below the level of Ms. Tanner’s position and responsibilities; or (E) the Company requiring Ms. Tanner to be principally based at any office or location more than fifty (50) miles from her principal work location as of the effective date of the Employment Agreement.

If Ms. Tanner’s employment is terminated with Cause by the Company or by Ms. Tanner without Good Reason (as such terms are defined in the Employment Agreement), Ms. Tanner will generally only receive her accrued but unpaid compensation and benefits as of her date of employment termination. If Ms. Tanner’s employment terminates due to death or Disability (as defined in the Employment Agreement), she (or her spouse or estate, as the case may be) would also receive, in addition to compensation and benefits described above, a pro rata portion of her current year annual target bonus.

If Ms. Tanner’s employment is terminated without Cause by the Company, by Ms. Tanner for Good Reason (as such terms are defined in the Employment Agreement) or as a result of non-renewal of the initial period or renewal period of employment by the Company, she will receive the following, subject to her execution of a release agreement and commencing generally on the earliest date that is permitted under Section 409A of the Internal Revenue Code relating to taxation of deferred compensation:

•any accrued but unpaid compensation and benefits;

•continued payment of her then-current base salary for two (2) years;

•if the termination is within six (6) months before or two (2) years after a “Change in Control” (as defined in the Employment Agreement), Ms. Tanner will receive payment of an amount equal to two times the average of the annual bonuses that were payable to her for the three fiscal years immediately preceding the fiscal year in which her employment terminates, payable in equal installments over the period in which continued base salary payments are made;

•a pro rata portion of the annual bonus for the year of termination, based upon the Company’s actual achievement of the performance targets for such year as determined under the annual bonus plan and paid at the time that such bonus would normally be paid;

•a stipend, to be used at Ms. Tanner’s discretion, to pay health insurance premiums, or for any other purpose, for the shorter of twelve (12) months or until she becomes eligible for coverage under another employer-sponsored group plan, in an amount equal to the Company’s periodic cost of such coverage for other executives, plus a tax gross-up amount; and

•outplacement services for up to two years.

In addition, while employed by the Company and for a period of at least one (1) year, and at the discretion of the Company two (2) years, after any termination of employment, Ms. Tanner will be subject to certain covenants not to compete with or assist other entities in competing with the Company’s business, to the extent allowed by law, and not to encourage the Company’s employees to terminate their employment with the Company. At all times while employed and thereafter, Ms. Tanner will also be subject to a covenant not to disclose confidential information.

In the event Ms. Tanner becomes subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments and benefits received under the Employment Agreement or any other plan, arrangement or agreement with the Company (the “Company Payments”), the Company will pay Ms.

Tanner only that portion of the Company Payments which are in total equal to one dollar less than the amount that would subject her to the excise tax.

The above description of the Employment Agreement does not purport to be complete. Such description is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024.

Any information with respect to Ms. Tanner required to be disclosed under Items 401(b), (d), (e) and Item 404(a) of Regulation S-K pursuant to Item 5.02(c)(2) of Form 8-K has been included in the Company’s Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 9, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC HOLDINGS CORP.
Date: July 22, 2024	By:	/s/ Christine Mason Soneral
Christine Mason Soneral
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary